Exhibit 10.2



                                                Dated as of October 1, 1996


          Patrick E. Belardi
          2504 Winfield Avenue
          Scranton, Pennsylvania 18505


          Dear Mr. Belardi:

               The following sets forth our agreement as to the terms of your employment as the Chief Financial Officer of The Lion Brewery, Inc. (the "Company").

               1. The Company agrees to employ you, and you agree to be so employed, in the capacity of Chief Financial Officer of the Company. In consideration of the services to be rendered by you, the Company shall pay you and you shall accept as compensation an annual salary, payable in equal installments in accordance with the Company's past payroll practices with respect to executives, but in no event less frequently than monthly, at the rate of $80,000.00 per annum (the "Annual Salary"). The Board of Directors of the Company may, in its sole discretion, also pay annually to you a bonus as additional compensation.

               2. In addition to the compensation provided above, (i) you shall be entitled to participate in all health benefits and other employee benefit programs of the Company and (ii) the Company will pay for your dues to the professional associations and pay for your ongoing educational expenses (approximately 80 hours every two years) for your CPA license. Actual educational time spent will be paid by the Company. In case of death, in addition to the life insurance policy benefits, all earned but unpaid salary, bonus or remaining severance pay shall be paid to the life insurance policy beneficiary.

               3. Vacation will be earned at the rate of one day per month up to twelve (12) days per year. Days earned but unused will be vested and paid in full upon termination of employment without cause.

               4. The Company may terminate your employment at any time for Cause (as hereinafter defined), without further compensation liability on the part of the Company. For purposes of this Agreement, the term "Cause" shall mean (i) action by you involving willful, gross misconduct having a material adverse effect on the Company, (ii) any material breach by you of any provision of this Agreement, or (iii) you being convicted of a felony or equivalent crime under the laws of the United States or any state, or a felony or equivalent crime under the laws of any other country or political subdivision thereof involving moral turpitude.

               5. Upon termination of your employment hereunder by the Company without Cause, the Company shall pay you the Annual Salary for a period of one (1) year from the date of such termination, provided you are actively seeking employment during such one year period. All severance payments shall be payable in equal installments in accordance with the Company's past payroll practices with respect to executives, but in no event less frequently than monthly, and shall be reduced by all compensation received by you from any other source employing you during the applicable severance period.

               This Agreement shall automatically renew itself on a year to year basis, with mutually agreed upon terms, unless either party gives to the other party at least 45 days prior written notice of its intent to terminate this Agreement.

               This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and sets forth our complete and full understanding of the matters contained herein.

               Please confirm that the foregoing correctly sets forth our understanding and agreement as to the matters contained herein and that you agree to be bound by the terms and conditions hereof by signing below.

                                                  Very truly yours,

                                                  The Lion Brewery, Inc.



                                                  By: /s/
                                                     --------------------

          Agreed and Accepted:


          /s/ Patrick E. Belardi
          --------------------------
          Patrick E. Belardi